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                                                                     EXHIBIT 4.8

                                                         TSMC/KPENV CONFIDENTIAL

                                          EXHIBIT 1
                                          TO
                                          KPENV/TSMC TCA AMENDMENT CONTRACT
                                          DATED JUNE ..., 2004

                        TECHNOLOGY COOPERATION AGREEMENT
             -------------------------------------------------------
             (full revision version effective as of January 1, 2004)

THIS TECHNOLOGY COOPERATION AGREEMENT (the "Agreement" or "TCA"), originally made and entered into as of the 31st day of December 1986 as amended and rested effective July 9, 1997, and amended and restated effective January 1, 2004 ("Effective Date"), is reconfirmed by and between

KONINKLIJKE PHILIPS ELECTRONICS N.V. (formerly known as N.V. Philips' Gloeilampenfabrieken) of Eindhoven, the Netherlands (hereinafter referred to as "KPENV")

                                                                 of the one part

and

TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LTD of Hsin-Chu, Taiwan, Republic of China and its Subsidiaries (hereinafter referred to as "TSMC")

                                                              of the other part.

Each of Philips Group and TSMC Group may be referred to herein individually as a "Party" or collectively as the "Parties."

                                    RECITALS

WHEREAS, TSMC has been established by and between Development Fund, Executive Yuan, N.V. Philips' Gloeilampenfabrieken and investors from the Republic of China for the purpose of the manufacture of IC's at the order of and pursuant to product design specifications provided by its customers;

WHEREAS, on the basis of own initiatives, focus and resources, TSMC has successfully engaged in extensive process- and production-related R&D efforts and with a view to continued profitable development of its world wide business has organized and may in future organize Subsidiaries in the USA and other countries of the world for the same customer foundry production purpose;

WHEREAS, KPENV (i) is the ultimate parent company of the Philips Group for several operating units including Philips Semiconductors (as defined below),
(ii) owns or has the right to control Patents for the benefit of its operating units and (iii) is party to IPR (cross) license agreements for the benefit of its operating units;

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                                       2

WHEREAS, TSMC (i) is the ultimate parent company of the TSMC Group for several operating units, (ii) owns or has the right to control Patents for the benefit of its operating units and (iii) is a party to IPR (cross) license agreements for the benefit of its operating units;

WHEREAS, Philips Semiconductors (as hereinafter defined) has for many years been engaged in the worldwide manufacture and processing of IC's and other semiconductor devices and has acquired considerable knowledge and manufacturing experience thereby;

WHEREAS, such manufacturing and processing activities were and are supported by continuously on-going scientific research and development work in connection with the products in the above field, which are produced by or for Philips Semiconductors, and by (cross) license arrangements with third parties with respect to patents and similar intellectual property rights; and,

WHEREAS, with a view to maximum cost savings and co-operation, the Parties are desirous, on a case-by-case basis as mutually agreed, to include TSMC under selected KPENV's IPR (cross) license arrangements mutually acceptable by the Parties under this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                                    CLAUSE 0

In this Agreement the following terms shall have the following meanings, unless the context clearly requires otherwise:

a. The term "Subsidiaries" shall mean any company or other business entity, present or future, in which TSMC or KPENV owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or otherwise has a controlling interest, but only so long as such ownership or control exists.

b. The term "Philips Semiconductors" shall mean any and all Subsidiaries of KPENV active within the scope of this Agreement, with KPENV hereby undertaking to perform and to cause all such Subsidiaries to perform all duties and obligations required to be performed by Philips Semiconductors under this Agreement.

c. The term "Group" shall mean either TSMC and its Subsidiaries ("TSMC Group") or KPENV and its Subsidiaries ("Philips Group"), whilst the term "Groups" shall mean both TSMC Group and Philips Group.

d. The term "Patents" shall mean any and all applications for patents and any and all patents (including patents of importation, patents of confirmation, improvement patents, patents and certificates of addition and utility models, as well as divisions, reissues, continuations, continuations-in-part, renewal and extensions of any of the

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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                                       3

      foregoing), having a first filing date or entitled to receive the benefit of a priority date, prior to the termination of this Agreement. For the purpose of clarification, "Patents" shall mean those Patents which are owned or in respect of which the right to license is controlled by either Party without an obligation to pay royalties or other consideration to any third party other than the employees of either Party.

e. The term "Process and Structural Patents" shall mean any and all claims of Patents that claim a semiconductive material or that claim an invention that is useful in the process of or an apparatus for making a semiconductor device or that claim the arrangement or structural interrelationship in or on a semiconductor device of regions, layers, electrodes or contacts thereof. "Process or Structure Patents" further mean any and all claims of Patents that claim a semiconductor package, testing, assembling or the process of packaging a semiconductor device. For the purpose of clarification, "Process and Structural Patents" shall not include "Circuitry Patents" defined below in Clause 0.f.

f. The term "Circuitry Patents" shall mean any and all Patents in as far as their claims cover circuit function means, which term is understood to mean separately or in combination any one or more of (i) a circuit, a complex of circuits and/or system arrangement of circuits, and/or (ii) a functional combination of semiconductor regions, whether or not interacting with layers and/or electrodes on the semiconductor body or bodies, in an operational arrangement performing a circuit function which otherwise cannot be obtained except by means of a plurality of interconnected single circuit elements.

g.    The term "Products" shall mean IC's in wafer, die or assembled form.

                                    CLAUSE 1

In order to enhance and expand the existing relationship between the Parties, including but not limited to, technology joint development, joint venture activities, IP joint defense, commercial or corporate transactions, or any other kind of endeavors that would be considered to be mutually beneficial to the Parties, the Parties may collaborate from time-to-time. Amongst others, the Parties cooperate in the state-of-the art Crolles-2 project in France. The terms and conditions of any such projects or initiatives would be set forth in separate agreements to be negotiated in the future.

                                    CLAUSE 2

1. Each Party ("Licensor") grants the other Party ("Licensee"), for the period of this Agreement and thereafter, a non-exclusive, royalty-free, non-transferable and indivisible license, without the right to sublicense with respect to any and all of Licensor's Process and Structural Patents, to manufacture, to have manufactured (including to have tested and have assembled) and to use (including to test and assemble) Products in any and all countries of the world and to sell, export and import the Products so made in any and all countries of the world (the "Licenses").

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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                                       4


2. Notwithstanding anything contrary contained in this Agreement, neither Licensor will assert any of its Circuitry Patents against design services, masks, mask works, mask information or mask related material provided by any Licensee to its customers in furtherance of such Licensee's commercial activities within the scope of Licenses specified in above Clause 2.1. It is expressly understood that this non-assert undertaking will also apply to the Licensee's library tools (cell libraries or macros) or to standard cells that the Licensee incorporates into any standard or custom Applications Specific Integrated Circuits (ASIC's) that the Licensee manufactures as subcontractor for its customers.

                                    CLAUSE 3

1. Subject to the terms and conditions of this TCA, including full and timely payment of any amounts due hereunder, KPENV will include TSMC in those of its cross license arrangements as shall be mutually agreed, in writing, by and between KPENV and TSMC. KPENV will endeavour to obtain licences of maximum scope or in any event at least of a scope equal to the Licenses, however, the Parties recognize that such cross license arrangements may have a different (i.e., more limited or broader) scope than the Licenses.

      It is understood that the inclusion of the TSMC under any such arrangements is subject to TSMC's specific prior written approval.

2.    *       *        *

3.    *       *        *

4.    *       *        *

5.    *       *        *

6.    *       *        *

* OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT.

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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                                       5

                                    CLAUSE 4

1. In consideration of the rights and licenses granted under this Agreement, TSMC will make such payments to KPENV as set forth in Annex A hereto on the dates set forth therein.

2. Upon inclusion of any further cross license arrangements or the termination thereof, the Parties agree to amend Annex A under terms and conditions mutually agreeable by the Parties.

3. KPENV acknowledges TSMC's right and obligation to withhold from any and all amounts payable to KPENV hereunder on account of any applicable withholding or similar tax, and agrees that all amounts so withheld and paid over to relevant taxing authorities will be credited against TSMC's obligation to pay relevant amounts, fees or payments to Philips hereunder. TSMC will cooperate as requested by KPENV to obtain appropriate tax certificates evidencing the tax amount withheld and so paid over in order that Philips may have appropriate documentary evidence supporting any rights it may have to claim corresponding tax credits.

4. Any royalty obligations of the Parties under Clause 11 of the previously Amended Contract effective as of July 9, 1987 for the period commencing January 1, 2004 shall be superseded and replaced by this Agreement.

                                    CLAUSE 5

Notwithstanding anything to the contrary contained in this Agreement, neither Party shall be obligated to pay any costs or expenses incurred by the other Party in connection with the negotiation, execution or implementation of this Agreement, unless such costs and expenses are incurred with the prior written consent of the other Party.

                                    CLAUSE 6

1. All payments due to KPENV under this Agreement shall be effected by transfer of US Dollars to a bank account in the Netherlands indicated by KPENV, in writing, having due regard to the foreign exchange regulations from time to time in force.

2. Each payment will constitute a valid discharge only in so far as it is transferred to said bank for KPENV's account in the currency of payment.

                                    CLAUSE 7

1. Each Party agrees to treat as confidential and hold in strict confidence any and all information and data made available by the other Party.

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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                                       6

2. Confidential information of the disclosing Party will be treated by the receiving Party in the same manner and with the same degree of care as it applies with respect to its own confidential information.

3. The receiving Party shall disclose confidential information of the disclosing Party only to its employees, who have a need to know and are aware of and have agreed to respect the conditions set forth herein.

4. The Parties agree not to disclose confidential information received from the other Party to third parties, unless and to the extent that the receiving Party can prove by written record or otherwise that said information:

      a. was already in its possession prior to disclosure thereof by the other Party;

      b.    is or becomes publicly known through no fault of the receiving
            Party;

      c. was lawfully obtained from a third party, who was free to disclose same without a confidentiality obligation;

      d. was necessarily disclosed by the sale of a product on a commercial basis by a person or entity other than the receiving Party;

      e.    was or is developed independently by the receiving Party; or,

      f. was disclosed as required by law so long as the Party raising this issue gives the other Party (i) reasonable prior written notice of the required disclosure, and (ii) opportunity to oppose the disclosure or to take other appropriate action to protect its confidential information from disclosure.

5. The furnishing of any information hereunder shall not be construed as the granting of the license under any patent application, copyright or any other industrial or intellectual property right or as implying any obligation other than as specifically provided under this Agreement.

                                    CLAUSE 8

1.. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A.

2. The Parties hereto agree to endeavour to identify in advance issues that could generate controversies or disputes, in order to permit their early resolution by friendly negotiations, and to use their best efforts to negotiate in good faith, for a period of sixty (60) days or such other period as shall be actually agreed upon by them, to resolve all such controversies or disputes in an amicable manner.

3. In the event of any dispute, claim, question, or disagreement arising out of or

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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                                       7

      relating to this Agreement or the breach thereof, the Parties shall use their best efforts to settle such disputes, claims, questions, or disagreement. To this effect, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of sixty (60) days, then upon notice by either Party to the other, disputes, claims, questions, or differences shall be finally settled by arbitration as further specified below in Clause 8.4.

4. Subject to Clause 8.3 above, any and all controversies, disputes or claims arising out of or relating to this Agreement shall be settled by arbitration conducted in accordance with the then-current rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive laws of the state of New York. Either Party may seek injunctive relief in an appropriate court of law or equity pending an award in arbitration. If either Party has disputes over the arbitrability of certain controversies or claims arising out or relating to this Agreement, the Federal Arbitration Act shall be applied to resolve this issue.

5. The arbitration shall be held in New York city, U.S.A., or any other places mutually agreeable by the Parties and shall be conducted in the English language by three (3) arbitrators. Each Party will choose one independent arbitrator, who is either a business person or attorney familiar with the semiconductor industry and license arrangements. The two arbitrators so chosen shall jointly select a third arbitrator, also a business person or attorney familiar with the semiconductor industry and license arrangements.

6. The arbitrators shall have authority to award any kind of damages including, without limitation, compensatory, punitive or exemplary based upon their best judgment. Unless the laws of New York mandates otherwise, the award shall be final and binding and cannot be appealed by either Party. Any judgment on an award rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction, including the Kingdom of Netherlands and the Republic of China. Neither Party shall institute the arbitration proceeding hereunder until that Party has furnished to the other Party, by certified or registered mail, at least thirty (30) days prior written notice of its intent to do so.

7. If either Party does not comply with the final award, such Party shall bear all the resulting costs of enforcing the award. In any event, the wining Party shall be entitled to recover all costs, expenses and reasonable attorneys` fees related to the arbitration proceedings from the losing Party.

                                    CLAUSE 9

1. Unless terminated in accordance with the provisions specified herebelow in this Clause 9, this Agreement shall remain in force up to and including December 31, 2008.

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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                                       8

2. Each Party will have the right to terminate this Agreement by three (3) months prior written notice to the other Party in case a Party commits a breach of a material obligation under this Agreement and fails to remedy such breach within sixty (60) days (or within such longer period as may be reasonable in the circumstances) after receipt of the written notice from the Party affected by such breach, calling upon the defaulting Party to remedy such breach.

3. The following rights and obligations shall survive any termination of this Agreement to the degree necessary to permit their fulfilment or discharge:

      a. KPENV's right to receive or recover and TSMC's obligation to make payments accrued prior to such termination, as well as any applicable interest accrued or accruable thereon at the time of termination.

      b. any cause of action or claim of either Party, accrued or to accrue, because of any breach or default by the other Party.

      c. TSMC's right to receive licenses through KPENV under this Agreement if the termination is initiated by TSMC under this Clause 9 and related license is fully paid up by TSMC.

4. The Parties further agree that Clauses 1, 2, 5, 6 (to the extent the situation under Clause 9.3 (a) exists), 7 - 14 shall survive the expiration or termination of this Agreement.

                                    CLAUSE 10

This Agreement, together with any exhibits thereto, constitutes the entire agreement and understanding between the Parties with respect to all matters provided herein, and supersedes and cancels all previous negotiations, statements, representations, undertakings, and agreements, if any, made between the Parties with respect to this Amended and Restated Agreement.

                                    CLAUSE 11

Unless otherwise provided in this Agreement, neither Party may assign, transfer or otherwise convey its rights, interest or obligations hereto, herein, or hereunder in whole or in part to any Party, without the prior written consent of the other Party, it being understood that KPENV shall be entitled to assign its interest in this Agreement or rights herein granted to any of its Subsidiaries, provided any such Subsidiary shall then take over also all of the obligations and duties of KPENV under this Agreement and provided further that KPENV shall remain fully responsible for the due performance of all obligations of Philips Semiconductors under this Agreement. Any unauthorized

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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                                       9

assignment will be null and void, whether at law or in equity.

                                    CLAUSE 12

No modification or amendment of this Agreement or any exhibit hereto shall be valid or binding, unless made in writing and signed by the duly authorized representatives of the Parties hereto. No waiver of any of the terms or conditions hereof shall be valid or binding, unless made in writing and signed by the duly authorized representatives of the Parties hereto.

                                    CLAUSE 13

Notwithstanding any other provision of this Agreement, in the event that the performance of an obligation under this Agreement by a Party is prevented due to acts of God, governmental acts or decisions to act or not to act, wars, hostilities, terrorist attacks, industrial sabotages, blockades, civil disturbances, revolutions, strikes, lockouts, fire, typhoons, tidal waves, earthquakes, flood or any other causes beyond the reasonable control of such Party, such Party shall not be responsible to the other Party for failure or delay in the performance of its obligations under this Agreement, provided that prompt notice shall have been given to the other Party of the occurrence of such force majeure event. If such event continues for more than three (3) consecutive months, the Parties hereto shall consult with each other about the continuation of this Agreement. The foregoing provision shall not exempt the Parties hereto from their duty to perform their obligations under this Agreement as soon as possible after such force majeure ceases to exist.

                                    CLAUSE 14

All notices, consents, requests, agreements and other documents authorized or required to be given or made by or pursuant to this Agreement to any Party hereto, shall be effective upon receipt and shall be in writing, either personally served on an officer of the Party to whom it is given or sent by, e-mail, facsimile, or mailed by overnight courier; postage prepaid, addressed to each Party hereto as follows:

if to KPENV to :

Koninklijke Philips Electronics N.V.
Breitner Center
Amstelplein 2
1096 BC Amsterdam
The Netherlands
Fax. no.: (+31) 20 5977230
Attention: General Secretary
cc: General Counsel

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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if to TSMC to:

Taiwan Semiconductor Manufacturing Company Ltd
No. 8, Li-Hsin Road 6,
Science-Based Industrial Park
Hsin-Chu
Taiwan
Republic of China
Fax. no.: (+886) 3 578 1546
Attention: President
cc: General Counsel

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to have the Agreement executed and delivered as of the date first written above.

Koninklijke Philips Electronics N.V.                 Taiwan Semiconductor
                                                     Manufacturing Co., Ltd

By /s/ Scott S. McGregor                             By /s/ Richard L. Thurston

Name: Scott S. McGregor                              Name: Richard L. Thurston

Title: Senior Vice President/Royal Philips           Title: Vice President and
       Electronics CEO/Philips Semiconductors               General Counsel

Date: July 6, 2004                                   Date:  June 18, 2004

By: /s/ Arie Westerlaken

Name: Arie Westerlaken

Title: Senior Vice President & General Counsel
       Royal Philips Electronics

Date: July 2, 2004

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.

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                                       11

                                ANNEX A: PAYMENTS

I. TSMC agrees to pay to KPENV or any entity designated by KPENV, in writing, the following amounts as the consideration for accepting KPENV's patent
      cross license arrangements with *    *    *    --

1.    *   *    *   within thirty (30) days upon the execution of this Agreement.

2.    *   *    *   on or before July 1, 2005.

3.    *   *    *   on or before July 1, 2006.

4.    *   *    *   on or before July 1, 2007.

5.    *   *    *   on or before July 1, 2008.

II. TSMC agrees to pay to KPENV or any entity designated by KPENV, in writing, the following amounts if TSMC decides, in accordance with the terms and conditions of this Agreement, to accept inclusion of any future patent
      cross license arrangements with *     *     *     --

      *         *         *
      *         *         *
      *         *         *

III.  The Parties acknowledge that as of the date of signing this TCA it is
      unclear if and when KPENV's patent cross license with *   *   * will be
      concluded. Therefore, the Parties agree to defer to the future discussion and agreement on a mutually acceptable payment schedule for any such license deal as on a case by case basis, taking into account the timing of the patent cross license and whether or not licenses for past use are involved.

* OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT.

                                                        Initial TSMC: C.J.

                                                        Initial KPENV: S.